OTCBB: DCEG	For Immediate Release
All amounts in United States Dollars	May 8, 2003

dot com Entertainment Group Announces Profitable First Quarter
Organizational changes in 2002 set stage for continued growth in 2003

TORONTO – (BUSINESS WIRE) –dot com Entertainment Group, Inc. (DCEG), a leading supplier of software and services to the e-gaming industry through its affiliate Parlay Entertainment Limited (Parlay), today reported a profitable first quarter, ended March 31, 2003. The first quarter results reflect the impact of a growing customer base, organic growth of existing customers and structural changes made in 2002.

"In the first quarter of 2003, we began to realize the benefits of the organizational changes that were implemented last year," said David Outhwaite, DCEG's Chief Executive Officer. "Today, DCEG is a more market-driven organization with a broader revenue base than ever before, and is extremely well positioned to capitalize on growth in the worldwide Internet gaming market."

Significant developments during the quarter included:

   •   An 11% increase in royalty revenue over the first quarter of 2002;
   •   A 25% year-over-year increase in the number of customers' with sites powered by Parlay software;
   •   The implementation of a revised corporate structure to enhance the Company's competitive position;
   •   The completion of a software upgrade program to improve playability at customer sites;
   •   Further strengthening of DCEG's senior management team; and,
   •   Commencement of the process to obtain a listing on the TSX Venture Exchange.

Financial Results
 DCEG generates revenue from software licensing, installation fees and customer support services. Consolidated revenue for the three-months ended March 31, 2003 was $0.9 million, compared with $1.2 million in the first quarter of 2002.

The Company is pleased to report that software licensing revenue increased by 11% in the first quarter of 2003, to $733,250, from $663,545 in the corresponding period of 2002. In the second quarter of 2002, the Company implemented a standardized licensing revenue structure across its licensee base, resulting in reduced licensing revenue rates for a number of licensees, to enhance market competitiveness and secure long-term contracts. The increased licensing revenue reflects the 25% year-over-year increase in the Company's customer base, as well organic growth due in part to the completion of a software upgrade program designed to improve software stability and playability at customer sites. This program began in late 2002. Licensing revenue also rose sequentially, increasing by 21% over the fourth quarter of 2002.

Installation fees, which represent one-time fees charged to new clients for software implementation, totaled $155,770 from four new customers in the first quarter of 2003. This compares with $406,225 in the first quarter of 2002, when installation fees from seven new client sites were recorded.

As anticipated, fees from e-digital and support services decreased in the first quarter of 2003 to $31,200, from $164,265 in the corresponding period of the prior year. This decrease is in-line with management's expectations as the Company announced in the third quarter of 2002 that it would no longer actively market e-digital services to its clients.

Total expenses during the period were effectively flat at approximately $853,000 compared with the first quarter of 2002. While general and administrative expenses and software development costs increased year-over-year in support of the growth of the Company's business, total expenses in the first quarter of 2002 were elevated due to certain one-time charges taken in the quarter.

Net income for the quarter was approximately $45,000 compared to approximately $230,000 in the first quarter of the prior year. Earnings per share for the first quarter of 2003 were $nil per share, compared with $0.02 per share for the first quarter of 2002 (both basic and diluted).

Corporate Initiatives Implemented
 In early 2003, the Company announced important changes designed to maximize the effectiveness of its corporate structure. Principal among these was the transformation of the Company's Barbadian subsidiary Parlay Entertainment Limited into DCEG's licensing, sales and support organization as well as the owner of all intellectual property. This move will result in a more beneficial tax treatment that is expected to have a positive impact on earnings in the balance of 2003 and beyond.

One of the Company's strategic objectives in 2003 is to obtain a listing on the TSX Venture Exchange. This process, designed to enhance the marketability and profile of DCEG's common shares, began during the first quarter of 2003.

Management Team Strengthened
 DCEG continued to add to the strength of its management team during the first quarter with the appointments of Christopher Smith as Vice-President of Marketing and Patrick Allison as Director, Strategic Products. The addition of these industry veterans to lead the Company's marketing and regulatory compliance efforts are indicative of DCEG's commitment to growth in regulated international markets and continuing to provide the best value in on-line gaming.

"Overall, we are pleased with our start to 2003," Mr. Outhwaite added. "With a strong and growing customer base, a significantly enhanced management team and a clear vision for growth, we are well positioned to widen our lead in the on-line bingo market and grow our presence in the casino market as brand name operators increasingly move to extend their presence to the Internet and cyber brands look to leverage their existing player bases into new gaming options."

DCEG's 2002 Annual Report will be available this month. Interested parties can view the annual report on-line at www.dceg.com, or request copies by calling 905-337-8524 or sending an e-mail to invest@dceg.com.

dot com ENTERTAINMENT GROUP, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2003	(Audited) December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$703,509	$938,705
Accounts receivable:
Trade, less allowance of $32,000	662,981	461,449
($63,000 - 2002)
Other	15,294	21,042
Income taxes recoverable	59,071	181,566
Prepaid expenses and deposits	85,565	53,668
Total current assets	1,526,420	1,656,430

Deferred software development costs	55,791	-

Fixed assets - net	156,502	118,814

Patents - net	2,165	2,165

	$1,740,878	$1,777,409

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$144,062	$167,882
Restructuring reserve	-	67,500
Legal settlement reserve	-	16,344
Income taxes payable	7,094	3,403
Deferred revenue	129,555	138,463
Total current liabilities	280,711	393,592

Long-tem liabilities:	-	-
Deferred income taxes	22,316	-

Total liabilities	303,027	393,592

Stockholders' equity:

Common stock, $.001 par value, 50,000,000
shares authorized, 10,855,500 shares issued
and outstanding (10,695,500 - 2002)	10,856	10,696
Additional paid in capital	1,556,631	1,518,847
Retained earnings (accumulated deficit)	(101,177)	(145,726)
	1,466,310	1,383,817
Unearned common stock and option compensation	(28,459)	-
	1,437,851	1,383,817
	$1,740,878	$1,777,409

dot com ENTERTAINMENT GROUP, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(ACCUMULATED DEFICIT)
(Unaudited)

	Three Months Ended March 31
	2003	2002

Revenues:
Royalties	$733,250	$663,545
Installation fees	155,770	406,225
e-digital and support services	31,200	164,265
Other income	7,500	-
	927,720	1,234,035

Expenses:
Research, software development and
support services	326,699	373,102
General and administrative	376,769	261,846
Sales, marketing and services to licensees	150,005	216,581
	853,473	851,529

Income before income tax provision	74,247	382,506

Income tax provision
Current	7,382	153,002
Deferred	22,316	-
	29,698	153,002

Net income	44,549	229,504

Retained earnings (accumulated deficit), beginning of period	(145,726)	368,740

Retained earnings (accumulated deficit), end of peiod	$(101,177)	$598,244

Net income per share:
Basic	$0.00	$0.02

Diluted	$0.00	$0.02

Weighted average number of common
shares outstanding:
Basic	10,802,167	10,787,500

Diluted	10,802,167	11,242,220

dot com ENTERTAINMENT GROUP, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Three Months Ended March 31
	2003	2002

Cash flows from operating activities:
Net income	$44,549	$229,504
Adjustments to reconcile net income to net cash
used in operating activities:
Expense satisfied by the issuance of common stock and options	9,485	-
Depreciation	20,864	9,810
Deferred income taxes	22,316	-
Changes in non-cash working capital items:
Accounts receivable	(195,784)	(28,048)
Prepaid expenses and deposits	(31,897)	1,329
Accounts payable and accrued liabilities	(23,820)	21,706
Accounts payable - officers	-	(22,500)
Restructuring reserve	(67,500)	-
Legal settlement reserve	(16,344)	-
Income taxes recoverable/payable	126,186	(222,934)
Deferred revenue	(8,908)	(626)
Net cash provided by operating activities	(120,853)	(11,759)

Cash flows from investing activities:
Purchases of fixed assets	(58,552)	(9,480)
Deferred software development costs	(55,791)	-

Net cash used in investing activities	(114,343)	(9,480)

Net decrease in cash during the period	(235,196)	(21,239)

Cash and cash equivalents, beginning of period	938,705	965,041

Cash and cash equivalents, end of period	$703,509	$943,802

Supplemental cash flow activities:
Income taxes paid / (received)	$(118,804)	$375,936
Interest paid	$-	$-

About DCEG
DCEG is a leading software development company specializing in the creation and support of Internet gaming products and related services, which neither operates nor participates in its customers' on-line gaming sites. As one of the first companies to develop and license, through its Barbadian affiliate Parlay Entertainment Limited, multi-player, pay-for-play bingo technology on the Internet, DCEG is a leader in the on-line bingo market, and also offers a comprehensive suite of Java and Flash-based casino and lottery products. DCEG is committed to customer satisfaction and the regulatory compliance of its entertainment software products worldwide.

DCEG is a fully reporting, SEC registered company and its common shares trade on the OTCBB under the symbol DCEG. There are presently approximately 10.9 million shares outstanding.

For further information, please visit our website at www.dceg.com, or contact:
David Outhwaite, Chief Executive Officer, or	905-337-8524, or
Scott White, President & Chief Operating Officer	1-888-250-3312

Certain statements in this news release, including, but not limited to, statements containing the words "anticipates", "believes", "expects", 'intends", "will", "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include the uncertainty relating to the lawfulness of Internet gaming, dceg's ability to profitably expand its products and services to new markets and customers, continued industry acceptance of, and the risk of technological obsolescence related to, dceg's game systems and the risk associated with the generation by individual customers of a significant percentage of dceg's revenue, including the risk of non-payment of outstanding receivables, among others.

This press release may contain forward-looking statements, particularly as related to the business plans of the Company including the use and operation of its software, its acceptance amongst dceg licensees, its acceptability to Bingo players and its operation all within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by these sections. Actual results may differ materially from the Company's expectations and estimates.